Exhibit (d)(2)

STRICTLY CONFIDENTIAL

November 8, 2018

Apollo Management IX, L.P.
9 West 57th Street

New York, NY 10019

Attention: General Counsel

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration by Apollo Management IX, L.P. (“you” or the “Receiving Party”) of a possible mutually agreed transaction with Smart & Final Stores, Inc. or any of its subsidiaries as listed on Exhibit A attached hereto (collectively, the “Company”) (the “Transaction”), you have requested that certain information regarding the Company and the Transaction be made available to you and your Representatives (as defined below). As a condition to furnishing you and your Representatives such information, the Company requires that you agree to the terms of this letter agreement (this “Agreement”).

1.             As used in this Agreement:

“Evaluation Materials” means all information, data, documents, agreements, files and other materials, regardless of form (whether oral, written, electronic or other) concerning the Company or the Transaction that is furnished or made available, whether on or after the date of this Agreement, to you or your Representatives by or on behalf of the Company or any of its Representatives (in each case, whether or not identified as “confidential,” “proprietary” or “evaluation material”). Evaluation Materials also include any analyses, compilations, reports, interpretations, excerpts, forecasts, studies, summaries, memoranda, notes, data and other documents and materials (in whatever form and by whomever prepared), that contain or reflect, or are based on or generated from, in whole or in part, any of the items described in the preceding sentence. The term “Evaluation Material” further includes: (a) the fact that investigations, discussions or negotiations are taking place or have taken place concerning the Transaction; (b) any of the terms, conditions and other facts with respect to the Transaction, including the status thereof and your possible interest therein; and (c) the existence or contents of this Agreement and the fact that Evaluation Material has been requested, made available, delivered, received or inspected. The term “Evaluation Material” does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by you or any of your Representatives in violation of this Agreement; (ii) was in your or any of your Representatives’ possession on a non-confidential basis prior to being disclosed to you or any of your Representatives pursuant to this Agreement, provided that the source thereof was not known by you or any of your Representatives to be bound by a legal, fiduciary, contractual or other obligation of confidentiality with respect to such information prohibiting such disclosure; (iii) becomes available to you or any of your Representatives on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you or any of your Representatives to be bound by a legal, fiduciary, contractual or other obligation of confidentiality with respect to such information prohibiting such disclosure; or (iv) is or was independently developed by you or your Representatives without use of or reference to any Evaluation Material. Without your prior written consent, the Company shall not, and the Company shall instruct its Representatives not to, disclose to any person (other than to Representatives or affiliates of the Company), except as required by applicable Law (as defined below), your identity or the identity of any of your Representatives in connection with the Transaction.

“Representative” with respect to any person, means such person’s affiliates, potential financing sources (with the Company’s prior written consent), advisors (including, without limitation, attorneys, accountants and, with the Company’s prior written consent, bankers, industry consultants and financial advisors) of any of the foregoing and such person’s and their respective directors, officers, managers, employees, agents, representatives, partners and members.

“affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“including” and any variation thereof shall be deemed to be followed by the words “without limitation” except where the meaning clearly indicates otherwise.

“person” means the media and any natural person, corporation, company, association, joint venture, trust, governmental agency or body, partnership (general or limited), group, limited liability company or other entity of any kind.

Other terms not specifically defined in this Section I shall have the meanings given them elsewhere in this Agreement.

2.             You shall, and shall direct your Representatives to: (a) use the Evaluation Material solely for the purpose of evaluating, negotiating and consummating the Transaction; (b) keep the Evaluation Material confidential; and (c) not disclose any portion of the Evaluation Material to any person other than your Representatives who (i) need to know such information for the purpose of evaluating, negotiating or consummating the Transaction and (ii) keep such information confidential and use it in accordance with the terms of this Agreement. You shall direct your Representatives to observe the terms of this Agreement applicable to Representatives and shall be responsible for any breach by any of your Representatives of the terms of this Agreement applicable to such Representatives. Any proceeding in respect of any such breach by any of your Representatives who are your or your affiliates’ directors, officers, partners, members, employees or controlling persons will be brought against you only. Without limiting the generality of the foregoing, without the prior written consent of the Company, you shall not, and shall direct your Representatives acting on your behalf or at your direction not to: (a) engage in discussions or exchange Evaluation Materials regarding the Transaction with any other person (including, any possible bidders, co-bidders or sources of financing); or (b) offer to any other person any position (equity, co-investor, joint venture partner or otherwise) or potential position in the Transaction involving the Company, or any other form of direct or indirect participation in the Transaction.

You represent that neither you, nor, to the best of your knowledge, any of your Representatives acting on your behalf or at your direction has, and agree that you will not (and that you will direct your Representatives acting on your behalf or at your direction not to), directly or indirectly, enter into any agreement, arrangement or understanding, whether written or oral, or any communication that could lead to any agreement, arrangement or understanding, with any person (including potential financing sources) that limits, restricts, restrains or otherwise impairs such person’s ability to provide assistance (including financing) to any other person in connection with the Transaction involving the Company.

In connection with a potential Transaction, each party recognizes that it may request confidential, competitively or otherwise sensitive information of the other, among other things, to enable it to evaluate the feasibility of implementation of a potential Transaction (“Restricted Evaluation Material”), The parties will work together in good faith to establish procedures for disclosing Restricted Evaluation Material in a manner that is fully consistent and in compliance with all relevant antitrust, competition and other applicable laws and regulations.

3.             Without the prior written consent of an Authorized Contact Person, you shall not, and you shall direct your Representatives not to, initiate or cause to be initiated with any director, officer, employee, or persons known to be a customer or supplier of the Company or any of their Representatives any: (a) communication concerning the Transaction or the Evaluation Material; (b) requests for additional information from or meetings with the Company or any of its Representatives or inspections of any of their properties or facilities in connection with or otherwise relating to the Transaction; (c) communication relating to the Company, or the Company’s assets, business, operations, personnel, prospects or finances in connection with or otherwise relating to the Transaction; or (d) questions regarding procedures with respect to the Transaction. Notwithstanding the above, any contacts in the ordinary course of business or wholly unrelated to the Transaction shall not be prohibited so long as neither the Evaluation Material nor the Transaction are discussed or referred to. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will prevent you or your Representatives from conducting general market research and customary due diligence (including through expert networks and advisory firms on a confidential basis) in connection with the Transaction so long as you and your Representatives do not identify the Company or reveal the Evaluation Material or any terms or conditions with respect to a Transaction. All such communications and requests shall be directed exclusively to Citigroup Global Markets Inc. and Jefferies LLC (the “Authorized Contact Persons”) or other Representatives of the Company specified by an Authorized Contact Person in writing, and not to the Company or any of its employees or other Representatives.

4.             If you or any of your Representatives is requested or required by law, regulation, rule, regulatory or self-regulatory authority or valid legal, administrative, regulatory or self-regulatory process (collectively, “Law”) to disclose any or all of the Evaluation Material, you shall, except as may be prohibited by applicable Law and except pursuant to routine regulatory audits not specific to the Company, this Agreement, the Transaction or the Evaluation Material; (a) take reasonable steps at the Company’s expense to preserve the privileged nature and confidentiality of the Evaluation Material, including requesting that the Evaluation Material not be disclosed to non-parties or the public; (b) as promptly as practicable notify the Company of the existence, terms and circumstances surrounding such request or requirement and provide the Company, in advance of any such disclosure, with a list of any Evaluation Material that you or your Representatives intend to disclose (and, if applicable, the text of the disclosure language itself); (c) reasonably consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement; and (d) at the Company’s written request and expense, take other commercially reasonable action necessary so that the Company may seek a protective order or other appropriate remedy. Failing the entry of a protective order or other remedy, if based on the advice of your counsel you are completed by applicable Law to disclose Evaluation Material, you may disclose only that portion of the Evaluation Material that you are advised by legal counsel is required by applicable Law to be disclosed. In the event of any such required disclosure, at the Company’s written request and expense, you will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Evaluation Material that is being disclosed. You will not, and will direct your Representatives not to, oppose any action by the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material, In addition, you will, and will direct each of your Representatives to, reasonably cooperate with the Company at the Company’s expense to obtain such order or other assurances.

5.             All Evaluation Material shall be and shall remain the property of the Company. No license, copyright or similar right is granted under this Agreement with respect to any of the Evaluation Material or any other information provided by or on behalf of the Company or any of their Representatives. At any time upon the written request of the Company, you shall, and shall direct your Representatives to, as promptly as practicable, at your election, either: (a) deliver to the Company all Evaluation Material; or (b) destroy all Evaluation Material and confirm such destruction in writing (email shall suffice) to the Company upon the Company’s written request, by an authorized representative of the Receiving Party. Whether you elect to proceed under either option (a) or (b) of the preceding sentence, you shall not retain any copies, extracts or other reproductions in whole or in part of such Evaluation Material, whether in written or digital form, except as set forth in the next sentence. You and your Representatives may retain archival copies of Evaluation Material as required by (i) applicable Law or (ii) bona fide internal document retention policies (including automatic electronic backup policies) designed to comply with applicable Law. Notwithstanding such return, destruction and/or retention, you and your Representatives shall continue to be bound by your confidentiality and other obligations under and in accordance with the terms of this Agreement. To the extent that any Evaluation Materials include materials subject to the attorney-client, accountant-client or similar privilege, the Company is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client, accountant-client or similar privileges or similar protections as a result of disclosing any Evaluation Materials (including Evaluation Materials related to pending or threatened litigation) to the Receiving Party or any of its Representatives.

6.             You acknowledge and agree that: (a) the Company and its Representatives are free to conduct the process leading up to a possible transaction (including the Transaction) as the Company and its Representatives, in their sole discretion, determine (including by negotiating or pursuing a transaction with one or more prospective buyers (either individually or simultaneously) and entering into a preliminary or definitive agreement at any time without prior notice to you or any other person); (b) the Company reserves the right, in its sole discretion and without prior notice, to change in any respect or terminate the procedures relating to the Company’s consideration of the Transaction or any other transaction with you (or any or all other persons), to reject any or all proposals made by you or any of your Representatives (or any or all other persons) with regard to the Transaction or any other transaction and to terminate discussions and negotiations with you (or any or all other persons), in each case at any time and for any or no reason; (c) unless and until a mutually agreed definitive agreement between the parties to this Agreement or their affiliates with respect to the Transaction or any other transaction has been executed and delivered, no party shall be under any legal obligation of any kind whatsoever with respect to the Transaction or such other transaction by virtue of this Agreement or any written or oral expression or action with respect to such transaction by any of their respective Representatives; and (d) the taking of or forbearance from taking any action by the Company or its Representatives shall not be deemed to modify, relieve or otherwise alter the obligations of you or your Representatives under this Agreement.

7.             This Agreement does not constitute or create any obligation of the Company or any of its Representatives to provide any information, but merely defines the duties and obligations of the Receiving Party and its Representatives with respect to the Evaluation Material to the extent it may be disclosed or made available. Neither the Company nor any of its Representatives is under any obligation to provide, update or supplement any Evaluation Material. Neither the Company nor any of its Representatives has made or will make any express or implied representations or warranties as to the accuracy or completeness of the Evaluation Material. You acknowledge and agree that: (i) none of the Company, any of its Representatives or any other person shall have any liability to the Receiving Party, any of its Representatives or any other person on any basis (including in contract, tort, under federal or state securities laws or otherwise) with respect to either the provision of or the content of the Evaluation Material; and (ii) the Receiving Party shall not, and shall direct its Representatives not to, make any claims whatsoever against any such persons, with respect to or arising out of the Transaction, this Agreement or any other written or oral expression with respect to the Transaction, the participation of such party and its Representatives in evaluating the Transaction, or the review of or use or content of the

Evaluation Material or any errors therein or omissions therefrom, or any action taken or any inaction occurring in reliance on the Evaluation Material. To the extent you enter into any Transaction with the Company, you also acknowledge and agree that you will rely solely on the express representations and warranties contained in the definitive written agreement documenting such Transaction and expressly disclaim reliance upon either the Evaluation Materials or any other written or oral information provided by the Company or its Representatives including any information provided in any data room related to the Transaction or in any management presentations.

8.             For a period of eighteen months from the date of this Agreement, you will not, and will not permit any of your affiliates who receive any Evaluation Material or any person acting on behalf of you or any of such affiliates to, directly or indirectly, solicit for employment or hire or engage as a consultant any (a) executive officer of the Company, or (b) any other employee of the Company with the title of Vice President or above, in the case of this clause (b) with whom you have had first contact or who (or whose employment with the Company) became known to you (other than through an employee roster) or any of your Representatives in connection with the evaluation of the Transaction. Nothing in this Section 8 shall prohibit you and your affiliates from soliciting or hiring any such person who (1) responds to general solicitations of employment not specifically directed toward such persons or the employees of the Company generally (including by a recruiter or search firm), (ii) with the prior written consent of the Company, (iii) if such person has been terminated by the Company other than for cause prior to the commencement of any solicitation or employment discussions between such person and you, (iv) if you can reasonably demonstrate such person approached you or any of your affiliates with respect to employment without any direct or indirect prior solicitation or encouragement therefor by you or such affiliates, or (v) if you or any of your affiliates can reasonably demonstrate you or such affiliate was already speaking with such person regarding employment as of the date of this Agreement.

9.             In consideration for being furnished with Evaluation Material by the Company, you agree that until the date that is one year after the date of this Agreement, unless the Board of Directors of the Company otherwise so specifically requests in writing in advance, you shall not, and shall direct your affiliates that have received Evaluation Material, not to (and not assist or form a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 13d-5 thereunder, act in concert or participate with or encourage other persons to), directly or indirectly: (a) acquire or offer to acquire, or seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner, more than 3% of any voting securities of Smart & Final Stores, Inc., including rights or options to acquire such ownership. For the avoidance of doubt, the prohibition set forth in the preceding sentence applies with equal force to the acquisition of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder) or constructive economic ownership, including through any security, contract right or derivative position the value of which to the “owner” increases with an increase in the value of any equity securities (or other securities derived from the value of any equity securities) of the Company, without regard to any hedge that may have been entered into with respect to such position, but not including any interests or rights set forth in Rule 16a-1(c)(1)-(5) or (7) under the Exchange Act; (b) seek or propose to influence, advise, change or control the management, board of directors, governing instruments or policies or affairs of the Company, including by means of a solicitation of proxies (as such terms are defined in Rule 14a-1 under the Exchange Act, disregarding Rule 14a-1(1)(2)(iv) thereunder), including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act), contacting any person (other than your Representatives) relating to any of the matters set forth in this Agreement or seeking to influence, advise or direct the vote of any holder of voting securities of the Company; or (c) make any public disclosure, or take any action that could require the Company to make any public disclosure, with respect to any of the matters that are the subject of this Agreement. Furthermore, your obligations under this Section 9 shall terminate immediately in the event (i) that bankruptcy or insolvency proceedings are commenced by the Company, or (ii) a third party commences an offer for securities or other instruments of the Company (including, for example, upon the filing of a Schedule 13D of the Securities Exchange Act of 1934 by a third party disclosing an acquisition of a specified threshold percentage of the Company’s voting securities or upon commencement of a tender offer or a proxy contest for the election of directors). Notwithstanding the foregoing, to the extent any such proceeding or offer is subsequently terminated, withdrawn or dismissed, the restrictions contained in this Section 9 shall be reinstated effective upon the public announcement of such termination or withdrawal, without any extension of the original effective term. Nothing contained herein shall preclude you and your affiliated funds from offering to provide or providing financing to any potential third party investor or purchaser in a process approved by the Company, provided that you do not otherwise violate your obligations as to confidentiality or use of Evaluation Material under this Agreement.

10.          In further consideration for being furnished with Evaluation Material by the Company, you agree that until the date that is one year after the date of this Agreement, without the prior written consent of the Company, you will not, and you will direct your affiliates that have received Evaluation Material not to, directly or indirectly: (a) acquire, of record or beneficial), (by purchase or otherwise), or otherwise trade or participate in any transaction with respect to, any loans or more than 3% of any debt securities under (i) the Company’s $525,000,000 First Lien Term Loan Credit Agreement, dated as of November 15, 2012 (as amended from time to time), (ii) the Company’s $150,000,000 Revolving Credit Agreement, dated as of November 15, 2012 (as amended from time to time), or more than 3% of any debt securities of the Company, or rights or options to acquire any interests in any of the foregoing; or (b) engage in any communications with any agent under any such facility, or the lender or holder of any such loans or other indebtedness, with respect to any such acquisition or other trade or transaction. Nothing contained in the foregoing shall preclude you or your affiliates from participating in any future syndicated debt transaction involving the Company or any of its affiliates, including the purchase or sale of any new debt in the primary or secondary markets, provided that you do not otherwise violate your obligations under this Agreement.

11.          You acknowledge and agree that the Evaluation Material may constitute material non-public information. As such, you confirm your awareness that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

12.          You and your Representatives acknowledge: (a) the unique nature of the Evaluation Material; (b) that any breach of this Agreement may cause immediate and irreparable harm to the Company; and (c) that money damages may be an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damages suffered by the Company as; a result thereof. You shall as promptly as practicable notify the Company of any such unauthorized disclosure or use of the Evaluation Material which comes to the attention of you or any of your Representatives. Upon the Company’s written request, you shall reasonably cooperate in assisting the Company in terminating or preventing any of your Representatives or any third parties from disclosing or using such Evaluation Material. Without limiting the generality of the foregoing, and in addition to all other remedies, you agree that we are entitled to specific performance of this Agreement and injunctive or other equitable relief in favor of the Company, as a remedy for any such breach or threatened breach, without proof of actual damages. You also agree to waive, and agree to direct your Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall be deemed not to be the exclusive remedy for any such breach or threatened breach of this Agreement, but shall be in addition to all other remedies available at law or equity. If a court of competent jurisdiction determines in favor of a party, the non-prevailing party shall be liable and pay to the prevailing party their reasonable legal fees incurred in connection with such litigation, including any appeal therefrom, or the enforcement or collection of any judgment or award rendered in any such litigation.

13.          This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns. Neither party to this Agreement shall assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other party. Any assignment in violation of this Section 13 shall be null and void ab initio. No failure or delay in exercising any right, power or privilege under this Agreement will operate as a waiver thereof. No single or partial exercise of any right, power or privilege wilt preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Whenever the consent or agreement of the Company is required under this Agreement, the Company shall have the right to grant or withhold such consent or agreement in its sole and absolute discretion. This Agreement contains the entire agreement between the parties concerning the subject matter of this Agreement and supersedes all previous or contemporaneous agreements, written or oral, relating to the subject matter of this Agreement. No amendments to, or modifications of, this Agreement or waiver of the terms and conditions of this Agreement will be binding unless approved in writing by both of the parties to this Agreement. You acknowledge and agree that the Evaluation Material may include information of Ares Management, L.P. and their affiliated investment funds that are stockholders of the Company.

14.          The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without giving effect to the principles of conflict of laws (whether of the State of New York or any other jurisdiction) that would result in the application of the law of another jurisdiction. You agree that the courts of New York County shall have exclusive jurisdiction of and be the appropriate venue for any action to enforce the provisions of this Agreement unless any court in New York County declines such jurisdiction, in which case jurisdiction and venue shall lie in any state or federal court in the State of New York. You hereby: (a) irrevocably and unconditionally submit to the jurisdiction of the courts of New York County and (solely to the extent any court of New York County declines jurisdiction) any New York State or Federal court sitting in New York County, New York (collectively, the “Chosen Courts”) with respect to all actions and proceedings arising out of or relating to this Agreement (each, a “Proceeding”); (b) agree that all claims with respect to any Proceeding may be heard and determined in the Chosen Courts, and agree not to commence any Proceeding other than in such court; (c) irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding in any such Chosen Court and hereby further irrevocably and unconditionally waive and agree not to plead or claim that any Proceeding brought in any such Chosen Court has been brought in an inconvenient forum; (d) agree that service of any process, summons, notice or document delivered by hand or sent by U.S. registered mail to your address set forth above shall be effective service of process for any Proceeding brought against you or any of your Representatives in any such Chosen Court; (e) waive, to the fullest extent permitted by law, any immunity you have acquired, or hereafter may acquire, from jurisdiction of any such Chosen Court or from any legal process therein; and (1) agree that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

15.          Except as set forth in Sections 8 through 10 with respect to the obligations set forth in such Sections, the obligations of each party set forth in this Agreement shall expire upon the earlier of: (a) the 18-month anniversary of this Agreement (the ‘Termination Date”); and (b) the completion of a Transaction. Notwithstanding the foregoing: (i) the provisions of Sections 5 through 7 and Sections 11 through 18 shall survive indefinitely (except with respect to archival copies of Evaluation Material retained in accordance with Section 5, which shall remain confidential in accordance with the terms of this Agreement); and (ii) the Company shall continue to have the right to pursue any claim, action or proceeding in respect of any breach of this Agreement that occurred prior to the Termination Date.

16.          Any notice under this Agreement shall be made in writing by overnight courier or personal delivery, in each case to:

If to the Company, to:

Smart & Final Stores, Inc.

600 Citadel Drive

Commerce, CA 90040

Attention: Leland P. Smith
Telephone: (323) 869-7830

If to Recipient, to:

Apollo Management DC, L.P.

9 West 57th Street

New York, NY 10019
Attention: General Counsel
Telephone: (212) 515-3200

17.          If any term, provision, covenant or restriction contained in this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants or restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If a covenant or provision is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties to this Agreement intend and hereby request that the court or other authority making that determination shall only modify such extent, duration, scope or other provision to the extent necessary to make it enforceable and enforce them in their modified form for all purposes of this Agreement.

18.          This Agreement may be executed in counterparts (including by electronic transmission), each of which shall be deemed to be an original, but both of which shall constitute the same agreement.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, which shall constitute our agreement with respect to the matters set forth herein.

Very truly yours,

SMART & FINAL STORES, INC.

By:	/s/ Leland P. Smith
Name: Leland P. Smith
Title: Senior Vice President and General Counsel

Confirmed and agreed to as of the date first written above:

APOLLO MANAGEMENT IX, L.P.

By:	All’ IX Management, LLC,
its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

[Signature Page to Apollo Management IX, L.P. Confidentiality Agreement]

Exhibit A

Subsidiaries of Smart & Final Stores, Inc.

1) SF CC Intermediate Holdings, Inc.

2) Smart & Final LLC

3) Amerifoods Trading Company LLC

4) Port Stockton Food Distributors LLC

5) Smart & Final Stores LLC

6) Cash & Carry Stores LLC

7) Smart & Final Logistics LLC

8) Commerce Distribution Company LLC

9) Smart & Final Properties I LLC

10) Smart & Final de Mexico S.A. de C.V.

11) Smart & Final del Noroeste S.A. de C.V